CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2011 relating to the financial statements and financial highlights that appear in the October 31, 2011 annual reports to shareholders of Invesco International Growth Fund, Invesco Global Small & Mid Cap Growth Fund, Invesco Global Growth Fund, Invesco Asia Pacific Growth Fund, Invesco European Growth Fund and Invesco International Core Equity Fund, six portfolios within the AIM International Mutual Funds (Invesco International Mutual Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” and “Other Service Providers” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Houston, Texas
September 20, 2012